Exhibit 99.1

[Not for Immediate Release]

Galaxy Gaming Redeems Shares of Majority Stockholder

LAS VEGAS, NEVADA May 6, 2019, 2019 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ) (“Galaxy” or the “Company”), a developer and distributor of casino table games and enhanced systems, announced today that it has redeemed all of the shares of the Company’s common stock held by Triangulum Partners, LLC (“Triangulum”).  Triangulum is controlled by Robert B. Saucier, Galaxy’s founder, and, prior to the redemption, had been the holder of a majority of the Company’s outstanding common stock.

The redemption of Triangulum’s shares was given effect pursuant to the Company’s Articles of Incorporation (the “Articles”), which expressly provide that if certain events occur in relation to a stockholder that is required to undergo a gaming suitability review or similar investigative process, the Company has the option to purchase all or any part of such stockholders shares at a price per share that is equal to the average closing share price over the thirty calendar days preceding the purchase.  The average closing share price over the thirty calendar days preceding the redemption was $1.68 per share.

Galaxy’s board of directors unanimously determined that the circumstances surrounding Triangulum’s ownership of shares satisfied the conditions set forth in the Articles, and that it was in the best interests of the Company and its stockholders (other than Triangulum) to redeem all of Triangulum’s shares.

As consideration for the redemption, the Company issued a promissory note payable to Triangulum in the face amount of $39,096,401.  The promissory note matures on May 5, 2029, and bears interest at a rate of 2% per annum, with accrued interest payable annually in arrears. The promissory note is unsecured and is subordinated to the Company’s existing and future indebtedness in accordance with its terms.  The Company may prepay principal and any accrued interest in full or in part at any time.

In connection with the redemption, the Company and Nevada State Bank have entered into a Second Amendment to the Company’s existing credit agreement to provide certain waivers and adjustments to the Company’s ability to borrow under the credit agreement.

“In redeeming Triangulum’s shares, we have fulfilled our obligations to Galaxy and its stockholders, and the jurisdictions in which the Company is privileged to hold or seek gaming licenses,” stated Mark Lipparelli, Chairman of Galaxy’s board of directors.  “As a gaming company, we have a duty to preserve, protect and procure the licenses that are fundamental to our business,” added Todd Cravens, Galaxy’s President and CEO.

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide.  Through its iGaming partner Games Marketing Ltd., Galaxy Gaming licenses its proprietary table games to the online gaming industry.  Galaxy’s games can be played online at FeelTheRush.com.  Connect with Galaxy on Facebook, YouTube  and Twitter.

Contact:

Media:	Robyn Brewington (702) -936-5216
Investors:	Harry Hagerty (702) 938-1740